Exhibit 99.1

For Immediate Release	For More Information Contact: Barron Beneski (703) 406-5528 Public and Investor Relations beneski.barron@orbital.com

ORBITAL ANNOUNCES THIRD QUARTER 2010 FINANCIAL RESULTS

— Company Generates Solid Growth in Revenues, Earnings and Free Cash Flow —

— Orbital Also Provides Preliminary 2011 Financial Outlook —

(Dulles, VA 21 October 2010) – Orbital Sciences Corporation (NYSE: ORB) today reported its financial results for the third quarter of 2010.  Third quarter 2010 revenues were $314.5 million, up 13% compared to $277.1 million in the third quarter of 2009.  Third quarter 2010 operating income was $19.4 million, reflecting a 43% increase compared to $13.6 million in the third quarter of 2009.

Net income was $10.6 million, or $0.18 diluted earnings per share, in the third quarter of 2010 compared to net income of $9.4 million, or $0.16 diluted earnings per share, in the third quarter of 2009.  Orbital generated $28.9 million of free cash flow* in the third quarter of 2010 compared to free cash flow of $23.1 million in the third quarter of 2009.

Mr. David W. Thompson, Orbital’s Chairman and Chief Executive Officer, said, “Orbital’s third quarter 2010 results showed strong growth in revenues and operating income, as well as better than expected free cash flow.  The company’s revenue growth was driven by substantial increases in our satellite and space systems and advanced space programs segments, while operating income rose for all three of our business segments.  In addition, the company generated strong new order and option exercise activity in the third quarter, which totaled about $580 million, and boosted year-to-date new business volume to just under $1.4 billion.”
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* “Free cash flow” is a non-GAAP financial measure discussed in this release.  For additional details, please refer to the sections of this press release entitled “Cash Flow” and “Disclosure of Non-GAAP Financial Measure.”

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Orbital Announces Third Quarter 2010 Financial Results

Financial Highlights

Summary financial results were as follows:

	Third Quarter		First Nine Months
($ in millions, except per share data)	2010	2009	2010	2009
Revenues	$314.5	$277.1	$948.4	$843.0
Operating Income	19.4	13.6	48.9	37.6
Net Income	10.6	9.4	26.2	27.3
Diluted Earnings per Share	$0.18	$0.16	$0.45	$0.47

Revenues increased $37.4 million, or 13%, in the third quarter of 2010 compared to the third quarter of 2009 primarily due to increased activity on the International Space Station Commercial Resupply Services (CRS) program, national security satellite programs and communications satellite programs in addition to activity on contracts of the spacecraft business acquired in the second quarter of 2010.  These areas of revenue growth were partially offset by decreased activity on missile defense interceptor programs, certain target launch vehicle programs and the Orion human spacecraft Launch Abort System (LAS) contract, which was terminated for convenience in the second quarter of 2010.

Operating income increased $5.8 million, or 43%, in the third quarter of 2010 compared to the third quarter of 2009 primarily due to lower unrecovered research and development (R&D) expenses in the launch vehicles segment and a favorable general and administrative expense rate adjustment in the advanced space programs segment.  Increased activity on the CRS contract and national security satellite programs and profit generated by the contracts acquired in the 2010 spacecraft business acquisition also contributed to operating income growth.  These profit improvements were partially offset by the effect of decreased activity on missile defense interceptor programs and the Orion LAS contract.

Net income in the third quarter of 2010 was $10.6 million, or $0.18 diluted earnings per share, compared to net income of $9.4 million, or $0.16 diluted earnings per share, in the third quarter of 2009.  The company’s effective income tax rate increased to 39.0% and 39.1% in the third quarter and first nine months of 2010, respectively, compared to 4.6% and 23.1% in the third quarter and first nine months of 2009, respectively.  The tax rate increase was due to the effect of a favorable R&D tax credit adjustment in the third quarter of 2009 and the expiration of the R&D tax credit at the end of 2009.

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Orbital Announces Third Quarter 2010 Financial Results

Segment Results

Operating results by business segment were as follows:

Launch Vehicles

	Third Quarter				First Nine Months
($ in millions)	2010	2009	% Change		2010	2009	% Change
Revenues	$105.8	$110.0	(4%	)	$301.8	$346.3	(13%	)
Operating Income	5.0	3.2	56%		13.0	11.6	12%
Operating Margin	4.7%	2.9%			4.3%	3.3%

Launch vehicles segment revenues decreased $4.2 million in the third quarter of 2010 compared to the third quarter of 2009 primarily due to decreased activity on the Ground-based Midcourse Defense (GMD) missile defense program and certain target launch vehicle programs.  These factors were partially offset by increased production work on Taurus® II launch vehicles for the CRS contract.

Segment operating income increased $1.8 million in the third quarter of 2010 primarily due to a $5.4 million decrease in unrecovered R&D expenditures partially offset by the reduction in activity on the GMD program.  The company’s R&D expenses are generally recoverable under contracts with the U.S. Government.  However, in the third quarters of 2010 and 2009, launch vehicles segment operating income was reduced by $1.6 million and $7.0 million, respectively, of unrecovered R&D expenses that exceeded a self-imposed ceiling on such costs.  Segment operating margin increased in the third quarter of 2010 largely due to the reduction in unrecovered R&D expenses.

Satellites and Space Systems

	Third Quarter			First Nine Months
($ in millions)	2010	2009	% Change	2010	2009	% Change
Revenues	$121.8	$75.7	61%	$361.7	$280.0	29%
Operating Income	7.5	5.7	32%	22.7	21.2	7%
Operating Margin	6.2%	7.5%		6.3%	7.6%

Satellites and space systems segment revenues increased $46.1 million in the third quarter of 2010 compared to the third quarter of 2009 primarily due to increased activity on communications satellite contracts.  In addition, the third quarter of 2010 includes activity on contracts from the second quarter 2010 spacecraft business acquisition.

Segment operating income increased $1.8 million in the third quarter of 2010 primarily due to increased activity on communications satellite contracts and activity on contracts from the spacecraft business acquisition.  These factors were partially offset by $1.0 million of costs incurred in connection with engineering and troubleshooting activities related to the previously

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Orbital Announces Third Quarter 2010 Financial Results

disclosed Galaxy 15 satellite anomaly.  Segment operating margin decreased in the third quarter of 2010 largely due to the effect of the Galaxy 15 anomaly resolution costs.

Advanced Space Programs

	Third Quarter			First Nine Months
($ in millions)	2010	2009	% Change	2010	2009	% Change
Revenues	$103.2	$94.4	9%	$331.7	$224.8	48%
Operating Income	7.8	4.7	66%	15.8	4.8	229%
Operating Margin	7.6%	5.0%		4.8%	2.1%

Advanced space programs segment revenues increased $8.8 million in the third quarter of 2010 compared to the third quarter of 2009 primarily due to increased activity on national security satellite programs and on the CRS contract.  In addition, the third quarter of 2010 includes activity on contracts from the second quarter 2010 spacecraft business acquisition.  These factors were partially offset by the effect of the termination of the Orion LAS contract.

Segment operating income increased $3.1 million in the third quarter of 2010 primarily due to a favorable general and administrative expense rate adjustment that resulted in a $5.4 million profit improvement in addition to increased activity on the CRS contract and national security satellite programs.  These factors were partially offset by the effect of the termination of the Orion LAS contract.  Segment operating margin increased in the third quarter of 2010 primarily due to the general and administrative expense rate adjustment partially offset by the effect of the termination of the Orion LAS contract.

Cash Flow

Cash flow for the third quarter and first nine months of 2010 was as follows:

	Third Quarter	First Nine Months
($ in millions)	2010	2010
Net Cash Provided by Operating Activities	$54.0	$0.8
Capital Expenditures	(25.1)	(58.7)
Free Cash Flow	28.9	(57.9)
Payment for Business Acquisition	—	(55.0)
Proceeds from Sale of Investment	4.3	4.3
Proceeds from Issuance of Common Stock and Other	0.6	12.8
Net Increase (Decrease) in Cash	33.8	(95.8)
Beginning Cash Balance	243.4	373.0
Ending Cash Balance	$277.2	$277.2

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Orbital Announces Third Quarter 2010 Financial Results

New Business Highlights

During the third quarter of 2010, Orbital received approximately $330 million in new firm and option contract bookings.  In addition, the company received approximately $250 million of option exercises under existing contracts.  As of September 30, 2010, the company’s firm contract backlog was approximately $1.9 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $4.4 billion.

Operational Highlights

In the third quarter of 2010, Orbital successfully carried out two launch vehicle and missile system missions and delivered five additional launch vehicles for future missions or deployments.  In July, Orbital launched a Coyote target vehicle that flew a modified high-altitude trajectory rather than its normal sea-skimming flight profile, enabling the target system to support a more diverse set of target missions for the U.S. Navy.  In September, Orbital successfully launched the first orbital mission of the Minotaur IV rocket, carrying the U.S. Air Force’s Space-Based Space Surveillance (SBSS) satellite to its intended orbit.  Additionally, Orbital delivered two Orbital Boost Vehicle (OBV) interceptor rockets and three target missiles to customers during the quarter.

Orbital also made significant progress on its Taurus II space launch vehicle and Cygnus™ spacecraft development programs.  The first AJ26 rocket engine, which powers the Taurus II’s first stage, was delivered to NASA’s Stennis Space Center for “hot fire” testing, which is scheduled to take place later this month.  In addition, the first production unit of the rocket’s first stage airframe and tanks has been shipped from its manufacturing site in Ukraine and is due to arrive at NASA’s Wallops Flight Facility launch site in November.  For the Cygnus program, production and testing of the first three pressurized cargo modules is now underway by Thales Alenia Space in Italy and assembly of the first Cygnus service module has begun at Orbital’s Dulles, VA manufacturing facility.

For the remainder of 2010, the company expects to conduct five launches and space system deployments, including launches of the third Minotaur IV, a medium-range missile defense target vehicle and an OBV interceptor supporting a test of the GMD program, and deployment of the Koreasat 6 communications satellite for KT Corporation.  In addition, Orbital expects to deliver five launch systems for future missions or deployments, including one OBV missile defense interceptor and four Coyote naval target missiles.

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Orbital Announces Third Quarter 2010 Financial Results

2010 Financial Guidance

The company updated its financial guidance for the full year 2010 as follows:

	Current	Previous
Revenues ($ in millions)	$1,250 - $1,275	$1,250 - $1,275
Operating Income Margin	5.5% - 6.0%	5.0% - 5.5%
Diluted Earnings per Share	$0.65 - $0.70	$0.65 - $0.70
Free Cash Flow ($ in millions)	($80 - $90)	($80 - $90)

The updated guidance reflects the effects of certain favorable profit adjustments recorded in the third quarter of 2010.  The guidance has also been adjusted for a higher income tax rate, assuming that the Federal R&D tax credit will not be reinstated before year-end 2010.

2011 Preliminary Outlook

The company provided its preliminary financial outlook for 2011, as summarized in the table below:

2011
Revenues ($ in millions)	$1,300 - $1,350
Operating Income Margin	6.0% - 6.5%
Diluted Earnings per Share	$0.75 - $0.85

The preliminary outlook for 2011 is based on a variety of assumptions about future business conditions and operational events, including new business bookings, U.S. Government budget levels and tax policies.  This outlook assumes that the effective income tax rate will be approximately 39% in 2011.  Commenting on Orbital’s 2011 outlook, Mr. Thompson said, “While our current view of the year ahead is for continued revenue growth, projections for earnings and cash flow are less certain at this time than in prior years, in part because Federal budgets have not yet been finalized and tax policies have not been set.”

Disclosure of Non-GAAP Financial Measure

Free cash flow is defined as GAAP (Generally Accepted Accounting Principles) net cash provided by operating activities less capital expenditures for property, plant and equipment.  A reconciliation of free cash flow to net cash provided by operating activities is included above in the section entitled “Cash Flow.”  Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

Orbital does not intend for the above non-GAAP financial measure to be considered in isolation or as a substitute for the related GAAP measure.  Other companies may define this measure differently.

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Orbital Announces Third Quarter 2010 Financial Results

About Orbital

Orbital develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers.  The company’s primary products are satellites and launch vehicles, including low-Earth orbit, geosynchronous-Earth orbit and planetary exploration spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles.  Orbital also provides satellite subsystems and space-related technical services to U.S. Government agencies and laboratories.  More information about Orbital can be found at http://www.orbital.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement.  Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, new product development programs, product performance and market acceptance of products and technologies, government contract procurement and termination risks, income tax rates, as well as other risk factors and business considerations described in the company’s SEC filings, including its annual report on Form 10-K, could impact Orbital’s actual financial and operational results.  Orbital assumes no obligation for updating the information contained in this press release.

A transcript of the earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor.

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Orbital Announces Third Quarter 2010 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	Third Quarter		First Nine Months
	2010	2009	2010	2009

Revenues	$314,519	$277,092	$948,435	$842,962
Cost of revenues	237,844	214,574	737,043	669,737
Research and development expenses	35,367	31,440	95,798	81,145
Selling, general and administrative expenses	21,952	17,496	66,645	54,513
Income from operations	19,356	13,582	48,949	37,567
Interest and other income (expense), net	486	(1,423)	1,232	4,690
Interest expense	(2,418)	(2,327)	(7,120)	(6,741)
Income before income taxes	17,424	9,832	43,061	35,516
Income taxes	(6,795)	(450)	(16,819)	(8,193)
Net income	$10,629	$9,382	$26,242	$27,323

Basic income per share	$0.18	$0.16	$0.45	$0.47
Diluted income per share	0.18	0.16	0.45	0.47

Shares used in computing basic income per share	57,899	56,674	57,550	56,769
Shares used in computing diluted income per share	58,482	57,368	58,226	57,498

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Orbital Announces Third Quarter 2010 Financial Results

ORBITAL SCIENCES CORPORATION
Segment Information
(in millions)

	Third Quarter		First Nine Months
	2010	2009	2010	2009
Revenues:
Launch Vehicles	$105.8	$110.0	$301.8	$346.3
Satellites and Space Systems	121.8	75.7	361.7	280.0
Advanced Space Programs	103.2	94.4	331.7	224.8
Eliminations	(16.3)	(3.0)	(46.8)	(8.1)
Total Revenues	$314.5	$277.1	$948.4	$843.0

Income from Operations:
Launch Vehicles	$5.0	$3.2	$13.0	$11.6
Satellites and Space Systems	7.5	5.7	22.7	21.2
Advanced Space Programs	7.8	4.7	15.8	4.8
Corporate	(0.9)	—	(2.5)	—
Total Income from Operations	$19.4	$13.6	$49.0	$37.6

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Orbital Announces Third Quarter 2010 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2010	2009
Assets
Cash	$277,166	$372,986
Receivables, net	292,612	199,482
Inventory	48,981	38,662
Deferred income taxes, net	41,075	37,902
Other current assets	23,204	14,258
Total current assets	683,038	663,290
Non-current investments	8,600	13,100
Property, plant and equipment, net	216,653	133,275
Goodwill	68,987	55,551
Deferred income taxes, net	31,369	50,326
Other non-current assets	20,647	13,939
Total Assets	$1,029,294	$929,481

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$257,694	$171,805
Deferred revenues and customer advances	95,956	127,056
Total current liabilities	353,650	298,861
Long-term debt	124,196	120,274
Other non-current liabilities	6,981	7,886
Total stockholders’ equity	544,467	502,460
Total Liabilities and Stockholders’ Equity	$1,029,294	$929,481

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Orbital Announces Third Quarter 2010 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	September 30, 2010
	Third Quarter	Nine Months

Net income	$10,629	$26,242
Depreciation and amortization expense	6,334	17,727
Deferred income taxes	8,533	15,703
Changes in assets and liabilities	27,442	(66,142)
Other	1,052	7,240
Net cash provided by operating activities	53,990	770
Capital expenditures	(25,091)	(58,682)
Acquisition of spacecraft business	—	(55,000)
Proceeds from sale of investment	4,250	4,250
Net cash used in investing activities	(20,841)	(109,432)
Net proceeds from issuance of common stock	464	10,775
Other	109	2,067
Net cash provided by financing activities	573	12,842
Net increase (decrease) in cash	33,722	(95,820)
Cash, beginning of period	243,444	372,986
Cash, end of period	$277,166	$277,166

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